UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2023

Aileron Therapeutics, Inc.

(Exact Name of Company as Specified in Charter)

Delaware	001-38130	13-4196017
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

285 Summer Street, Unit 101 Boston, MA	02210
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 995-0900

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ALRN	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.05	Costs Associated with Exit or Disposal Activities

On February 16, 2023, the Board of Directors (the “Board”) of Aileron Therapeutics, Inc (the “Company”) determined to reduce the Company’s remaining workforce from nine to three employees. The determination to effect the workforce reduction was made in connection with the Company’s decision, further described below, to terminate its Phase 1b breast cancer trial of ALRN-6924 and further development of ALRN-6924. The workforce reduction is designed to reduce the Company’s operating expenses while the Company explores a range of strategic alternatives. The workforce reduction is expected to be completed by the end of the first quarter of 2023.

Affected employees will be offered separation benefits, including severance payments along with temporary healthcare coverage assistance. The Company estimates that the severance and termination-related costs will be approximately $1.0 to $1.1 million and expects to record these costs in the first quarter of 2023. The Company expects that payment of these costs will be made through the second quarter of 2023. The Company’s estimate of costs and the expected timing for recording and paying those costs are subject to a number of assumptions and actual results may differ. The Company may also incur other costs not currently contemplated due to events that may occur as a result of, or associated with, the workforce reduction.

Item 8.01	Other Events

On February 21, 2023, the Company issued a press release announcing that a review of initial data from its Phase 1b chemoprotection trial of ALRN-6924 in patients with p53-mutated breast cancer showed that patients in the trial experienced severe neutropenia (Grade 4) and alopecia. The primary endpoint of the Phase 1b open-label trial, which was evaluating ALRN-6924 in patients with breast cancer receiving neoadjuvant or adjuvant treatment with docetaxel, doxorubicin, and cyclophosphamide, or “TAC” chemotherapy, was duration and incidence of severe neutropenia in cycle 1. Incidence of chemotherapy-induced alopecia (hair loss) was a secondary endpoint. Based on these findings, the Company has decided to terminate the Phase 1b breast cancer trial and further development of ALRN-6924.

The Company also announced that it is exploring a range of strategic alternatives to maximize stockholder value. The Company has engaged Ladenburg Thalmann & Co., Inc. to act as a strategic advisor for this process. Strategic alternatives that are being evaluated may include, but are not limited to, an acquisition, a merger, a business combination, a sale of assets or other transaction. There is no set timetable for this process and there can be no assurance that this process will result in the Company pursuing a transaction or that any transaction, if pursued, will be completed on attractive terms. The Company does not intend to comment further on this process unless or until the Board has approved a definitive course of action or it is determined that other disclosure is appropriate.

Forward-Looking Statements

Statements in this Current Report on Form 8-K about the Company’s future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements relating to the Company’s workforce reduction and the costs expected to be incurred in connection with the workforce reduction and the outcome of the Company’s exploration of strategic alternatives. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including whether the workforce reduction will results in the costs and the savings anticipated; whether the Company will identify a strategic transaction to pursue and whether such a transaction may be consummated on favorable terms, on a timely basis or at all; and the other risks factors discussed in the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended December 31, 2021, filed on March 28, 2022, and quarterly report on Form 10-Q for the quarter ended September 30, 2022, filed on November 1, 2022, and risks described in other filings that the Company may make with the Securities and Exchange Commission. Any forward-looking statements contained in this Current Report on Form 8-K speak only as of the date hereof, and the Company specifically disclaims any obligation to update any forward-looking statement, whether because of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aileron Therapeutics, Inc.

Date: February 23, 2023	By:	/s/ Manuel C. Alves-Aivado
Manuel C. Alves-Aivado, M.D., Ph.D. President and Chief Executive Officer